Exhibit 99.1

Four Oaks Bank & Trust Company Receives Federal Reserve Approval for Nuestro Banco
Acquisition and Anticipates Closing by the End of December 2009

FOUR OAKS, N.C. & RALEIGH, N.C.--(BUSINESS WIRE)--December 8, 2009--Four Oaks Fincorp, Inc. (OTCBB: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (“Four Oaks”), and Nuestro Banco (“Nuestro”) today announced that the Board of Governors of the Federal Reserve has approved the merger of Nuestro into Four Oaks. The transaction was approved effective December 4, 2009, and is expected to close by the end of December 2009. The Company also announced today that it has withdrawn its application to participate in the Treasury’s Troubled Asset Relief Program’s Capital Purchase Program.

Commenting on the Federal Reserve approval of the Nuestro transaction, Ayden R. Lee, Jr., Four Oaks’ Chairman, President and Chief Executive Officer said, “We are extremely pleased that we have received Federal Reserve approval for this transaction. We believe this transaction will strengthen our capital position and is a positive development for the shareholders of Four Oaks Fincorp and Nuestro Banco.”

About Four Oaks

With $932.6 million in total assets as of September 30, 2009, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition as well as the occurrence of events that would have a material adverse effect on Nuestro or our company as described in the Merger Agreement, including the risk of adverse operating results, the risk that the merger agreement could be terminated under circumstances that would require Nuestro to pay a termination fee of $175,000 to us prior to terminating the Agreement and an additional $125,000 if certain transactions are consummated within 12 months after such termination, the risk that the merger will not be consummated, the actual operations of the acquired business after the acquisition, our ability to integrate the operations of Nuestro into our operations; and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177